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                                                                    Exhibit 99.5

                              FTI CONSULTING, INC.
                     POLICY STATEMENT ON INSIDE INFORMATION
                               AND INSIDER TRADING


         FTI Consulting, Inc., and its subsidiaries ("FTI"), are adopting this Policy to guide Directors or employees who are likely to have information about FTI that is not generally available to the public. Statements reflecting this Policy have been filed publicly with the SEC and are available on FTI's public website.

         Under federal securities laws, it is unlawful for persons with insider information to trade shares of FTI's securities. The purpose of this Policy Statement is to reaffirm FTI's policies regarding the protection of material, non-public and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of all FTI employees with respect to these highly sensitive matters. This Policy Statement explains your obligations under the law and FTI's policies. Every Director, employee and consultant should read this Policy Statement carefully and take the utmost care to comply with the Policy at all times.

     I.  SUMMARY OF POLICY

         To avoid even the appearance of impropriety, all rules set forth in this Policy will apply to Directors, employees or consultants of FTI, as well as all members of the family who reside in the same household.

         FTI's Policy regarding securities trading can be summarized by four cardinal rules:

         1. You may not trade in securities of FTI (or any other public company) at any time that you possess material, non-public (what is described below as "inside") information about FTI (or about such other public company) that you acquired directly or indirectly by virtue of your association with FTI or your work for one of our clients.

         2. You may not convey to any other person ("tip") inside information regarding FTI (or any other public company).

         3. Assuming you do not possess inside information concerning FTI, if you are: (i) a member of the Board of Directors of FTI, (ii) an officer of FTI holding the office of Vice President or higher,
               (iii) an employee of FTI working in either the Corporate Headquarters of FTI or the Corporate Controller's Office, (iv) or certain other employees or consultants designated by the CFO who have access to a range of financial and other sensitive information about FTI or who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction (the "Restricted Employees"), you may trade in securities of FTI only:

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               a)    during the period beginning on the third business day after the release of FTI's quarterly and annual earnings and ending on the 15th day of the month prior to the close of each fiscal quarter and fiscal year (the "trading window");

               b) from the beginning of the third business day after any public release of material information; and

               c) during any period, subject to (a) and (b) above, when you are not aware that FTI expects to make a public release of material information in the near future.

         4. If you are a Director, officer or Restricted Employee, you must -- in addition to trading only within the trading window -- obtain prior approval from FTI's CFO before making any trade in FTI's securities.

         Notwithstanding the foregoing, the exercise of stock options for cash and bona fide gifts of securities of FTI (subject to certain exceptions described below) are permitted at all times. Section III below contains FTI's complete Policy Statement on inside information and insider trading.

II.      INSIDE INFORMATION

A.       What is Inside Information?

         "Inside" information is material information about FTI (or any other public company) that is not available to the public. Information generally becomes available to the public when it has been disclosed by FTI or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (the "SEC"). In general, information is considered to have been made available to the public two business days after the formal release of the information. In other words, there is a presumption that the public needs two business days to receive and absorb such information.

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B.       What is Material Information?

         As a general rule, information about FTI (or any other public company) is material if it could reasonably be expected to affect someone's decision to buy, hold, or sell its securities. For example, information generally is considered "material" if its disclosure to the public would be reasonably likely to affect (1) an investor's decision to buy or sell the securities of that company that the information concerns, or (2) the market price of that company's securities. Some examples of material information that you may encounter include the following: (a) a merger or acquisition involving FTI or another public company; (b) information regarding FTI's revenues or earnings; (c) pending regulatory action or major litigation concerning FTI; (d) the public or private sale of additional securities of FTI; (e) a tender offer by FTI for another company's securities or by a third party for FTI's securities; (f) major management changes; or (g) the awarding or loss of a significant contract.

         It can sometimes be difficult to know whether information would be considered "material." The determination of whether information was material is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may have information about FTI that you do not consider material, federal regulators and others may conclude that such information was material. Therefore, trading in FTI's securities when you possess non-public information about FTI can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with FTI's CFO.

C.       What are the Reasons for Maintaining Confidentiality?

         FTI has ethical and legal responsibilities to maintain the confidence of its shareholders and of the public securities markets generally, to protect as valuable assets confidential information developed by or entrusted to FTI, and to ensure that FTI employees do not derive improper benefits through the misuse of FTI assets. Although FTI respects the right of each of its employees to engage in investment activities and encourages employees to become and remain shareholders of FTI, it is important that such activities avoid any appearance of impropriety and remain in full compliance with the law.

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         The federal securities laws strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase or sale of securities. Every FTI employee has three main duties under the federal securities laws related to trading: (1) a duty not to place or execute trades in securities of FTI while in possession of material, non-public information regarding FTI; (2) a duty not to place or execute trades in securities of other companies while in possession of material, non-public information regarding those companies that the employee learns as a result of business dealings between FTI and other companies; and (3) a duty not to communicate such information to anyone outside FTI (what is commonly referred to as "tipping") and to take steps to prevent the inadvertent disclosure of such information to outsiders.

         Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading based on inside information is prohibited and violates the law. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the "deck were stacked" against persons not aware of such information. Moreover, your failure to maintain the confidentiality of material non-public information about FTI could damage FTI's reputation and greatly harm FTI's ability to conduct and grow its business. You could be fired for disclosing or trading on material non-public information. In addition, as discussed below, you also could be exposed to significant civil penalties and criminal charges.

D.       What is the Penalty for Insider Trading?

         Trading on inside information is a crime. Penalties for insider trading include fines of up to $1,000,000 and 10 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from trading on inside information. Those who trade on inside information also must return any profits made, and they are often subject to an injunction against future violations. Finally, under some circumstances, people who trade on inside information may be subjected to civil liability in private lawsuits.

         Employers and other controlling persons (including supervisory personnel) also are at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

         The SEC and the Department of Justice have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

         For all of the above reasons, both you and FTI have a significant interest in ensuring that insider trading is scrupulously avoided.

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E.       How Should Material Information be Safeguarded?

         Before material information relating to FTI or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who have a "need to know" and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

         To ensure that FTI confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside FTI. If you are contacted by the media or by an analyst seeking information about FTI, and if you have not been expressly authorized by FTI's Chief Executive Officer, President or CFO to provide information to the media or to analysts, you should refer the call to one of these three senior officers of FTI.

III.     STATEMENT OF POLICY

1. For purposes of this Policy Statement, all references to "you" shall mean FTI Director, employee or consultant and any family member (including in-laws) of such FTI Director, employee or consultant residing in the same household as such FTI Director, employee or consultant (each of the foregoing, an "Immediate Family member"), as well as any trust, partnership or other entity (including a charitable trust or foundation) of which you or any Immediate Family member is a trustee, director, general partner or officer (each of the foregoing, a "Related Entity").

2. You may not buy or sell the securities of FTI (or any other company) when you are in possession of material non-public information concerning FTI (or such other company), which you acquired directly or indirectly by virtue of your association with FTI or your work for one of our clients. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained.

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3.       If you are a member of the Board of Directors of FTI, an officer of FTI holding the office of Vice President or higher, an employee of FTI working in either the Headquarters of FTI or the Controller's Office, or certain other employees or consultants designated by the CFO who have access to a range of financial and other sensitive information about FTI or who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction (the "Restricted Employees"), you may trade in securities of FTI only during the period beginning on the third business day after the release of FTI's quarterly and annual earnings and ending on the 15th day of the month prior to the close of each fiscal quarter and fiscal year (the "trading window"), so long as you are not trading in violation of the Policy set forth in paragraph 2 above.

4. If you are a Director, officer or Restricted Employee, in addition to complying with paragraphs 2 and 3 of this Policy Statement, you must obtain prior approval from FTI's CFO before you buy or sell any of FTI's securities.

5. Members of the Board of Directors of FTI or executive officers of FTI (a "Section 16 Person"), must report each transaction in securities of FTI to the CFO, orally or in writing, no later than one day after such transaction (see Exhibit I attached hereto for a suggested written notification). You will be notified if you are a Section 16 Person.

6. This Policy also applies to all former, temporary or retired officers, directors or employees of FTI and its independent contractors.

7. You may not convey or "tip" material non-public information to any other person by providing them with material non-public information regarding FTI's securities or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other FTI employees on a "need to know" basis in the course of performing your job with FTI.

8. The foregoing restrictions apply to trading in call or put options involving FTI's securities, or other derivative securities, as well as "short sales" of FTI's securities.

9. If you are a Director, officer or Restricted Employee, you may make bona fide gifts of securities of FTI regardless of whether the trading window is open, so long as you obtain the prior approval of FTI's CFO, and (a) in the case of a gift to a charitable organization, neither you nor any of your Immediate Family Members is a trustee, director, officer or employee of the charitable organization, and (b) in the case of gifts to family members or a Related Entity, the family member or Related Entity agrees not to sell the securities of FTI except during a trading window.

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10.      All officers, Directors, and employees of FTI will at all times observe the foregoing policies and procedures. Your failure to do so will be grounds for dismissal or other disciplinary action.

11. You must promptly report to FTI's CFO any trading in FTI's securities (or the securities of any other public company) by FTI personnel or disclosure of material non-public information by FTI personnel that you have reason to believe may violate this Policy Statement or the securities laws.

IV.      CERTIFICATION

         Please sign, date, and return the following Certification stating that you received FTI's Policy Statement regarding insider trading and the preservation of the confidentiality of material non-public information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

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                                  CERTIFICATION

The undersigned hereby certifies that he or she:

         a. has read and understands the Policy Statement on Inside Information and Securities Insider Trading and related procedures, a copy of which was distributed with this certificate;

         b. since employment commenced with FTI, has complied with the foregoing Policy and procedures;

         c. will continue to comply with the Policy and procedures set forth in the Policy Statement;

                                         Signature:_____________________________

                                         Name:__________________________________
                                                          (please print)

                                         Department or Title:___________________

                                         Date:__________________________________

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EXHIBIT I

                              FTI Consulting, Inc.
                      "SECTION 16" CONFIDENTIAL MEMORANDUM

To:          CFO
From:
Date:
Subject:     Securities Transaction Report

     On__________, ____, my security holdings of FTI Consulting, Inc. changed as follows:

Number of shares of Common Stock ___________   Number of Stock Options ___________
Date of Transaction ________________________   Date of Transaction________________
______ acquired     ______ sold                ______ acquired     ______ sold
______ transferred  ______ other               ______ exercised    ______ other

Number of Warrants  ________________________   Other FTI Securities (type and number)____
Date of Transaction ________________________   Date of Transaction________________
______ acquired     ______ sold                ______ acquired     ______ sold
______ transferred  ______ other               ______ transferred  ______ other

If any acquisition or transfer was effected indirectly (e.g., by or for your spouse or other family member, through an individual or entity who has agreed with you to acquire or transfer the securities on your behalf, etc., or by or for an entity of which you are a partner, member or 5% or greater stockholder), in addition to the above information, please identify the person through whom the transaction was effected and your relationship with such person:

Name of Individual or Entity:___________________________________________________

Relationship with you:__________________________________________________________

________________________________
(Signed)                                (please print)

THIS REPORT IS DUE NO LATER THAN ONE CALENDAR DAY AFTER THE DATE OF EACH TRANSACTION IN WHICH A CHANGE IN BENEFICIAL STOCK OWNERSHIP OCCURS, EITHER DIRECTLY OR INDIRECTLY. IF APPLICABLE, A FORM 4 WILL BE PREPARED FOR YOUR SIGNATURE AND WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE SECOND DAY AFTER THE TRANSACTION OCCURRED.

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